August 26, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statements on Amendment No.1 to Form S-1 of InspireMD, Inc. of our report dated March 31 and June 13, 2011 relating to the consolidated financial statements of InspireMD, Ltd. which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Kind Regards,

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
August 26, 2011	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

 Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 68125, Israel, P.O Box 452 Tel-Aviv 61003  Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.co.il

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity